UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 21, 2006

The Shaw Group Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Louisiana	1-12227	72-1106167
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4171 Essen Lane, Baton Rouge, Louisiana		70809
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	225-932-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

J.M. Bernhard, Jr., Chairman and Chief Executive Officer of The Shaw Group Inc. (the "Company") has proposed to reduce, from ten (10) to three (3) years, the term of his Employment Agreement with the Company dated as of April 10, 2001, which is incorporated in this Current Report on Form 8-K by reference to Exhibit 10.7 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2001. The Compensation Committee of the Company’s Board of Directors has agreed to accept this proposal, and the Company’s Board of Directors is expected to concur at its meeting on November 27, 2006.

The Company and Mr. Bernhard believe that the three (3) year term will place the number of years used to determine severance payments under the amended agreement in line with what executives of the Company’s competitors are receiving. Mr. Bernhard agreed to the reduced term because of his analysis of what the Company’s competitors are doing and his belief that the factors motivating his desire for a ten (10) year contract in 2001are no longer present.

The Company and Mr. Bernhard are in the process of drafting the specific terms of an amendment to the Employment Agreement to reflect the reduced term and certain other provisions, including a proposed reduction in the period of post-employment non-competition by Mr. Bernhard (from ten (10) to two (2) years), and expect that the amendment will be completed, executed and filed with a Current Report on Form 8-K under Item 5.02 by the end of calendar year 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Shaw Group Inc.

November 21, 2006	By:	Gary P. Graphia

Name: Gary P. Graphia
Title: Secretary and General Counsel